Exhibit 99.1

FINAL: For release

NEW YORK & COMPANY, INC. ANNOUNCES IMPROVED THIRD QUARTER 2012 RESULTS

~ Company Introduces Q4 Guidance ~

New York, New York - November 28, 2012 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 536 retail stores, today announced results for the third quarter ended October 27, 2012.  For the third quarter of fiscal year 2012, net sales were $219.3 million, as compared to $216.7 million for the third quarter of fiscal year 2011.  Comparable store sales for the third quarter of fiscal year 2012 increased 0.7% versus a comparable store sales decrease of 5.2% in the prior year third quarter.

Operating loss for the third quarter of fiscal year 2012 was $3.8 million, as compared to an operating loss of $6.0 million in the prior year third quarter.

Net loss for the third quarter of fiscal year 2012 was $3.8 million, or $0.06 per diluted share.  This compares to the prior year net loss of $9.0 million, or $0.15 per diluted share, which included a $2.5 million charge to income tax expense related to an additional valuation allowance established resulting from temporary differences identified in an IRS income tax audit that relate to tax years 2002 and prior.

Gregory Scott, New York & Company’s CEO, stated:  “Our third quarter results were consistent with our guidance.  During the quarter, we improved our top-line, generated positive comparable store sales and expanded our gross margin, which fueled a greater than expected improvement in our operating performance versus the third quarter last year.  Our results were driven by continued strength in our wear-to-work business — a core equity of our brand — along with successful events throughout the quarter that were supported by strategic investments in our marketing initiatives.

“Moving forward, we were pleased to start the holiday season with a strong response to our well-planned Black Friday and Cyber Monday events which resulted in sales and margin improvements; however this was partially offset by the impact of Hurricane Sandy earlier in the month.  While much of the holiday season still lies ahead, we believe we are well positioned to deliver on our goals.  We will continue to apply the same disciplines that led to our improved year-to-date results and believe we have compelling merchandising and marketing strategies in place to capitalize on the important holiday season. This year our holiday assortment includes a stronger balance of gifting, fashion, and key items to satisfy our customers’ needs while addressing the broader audience that shops our stores during these peak traffic periods.”

The Company continues to execute its six keys to success to drive toward improved fiscal year 2012 results.  These include:  Maximizing sales and profitability particularly during peak traffic times of the year; increasing its marketing efforts to grow traffic in stores and on-line; maintaining dominance in wear-to-work, while redefining its casual assortment; improving average unit cost; optimizing its real estate portfolio; and expanding its growing eCommerce and Outlet businesses.

During the quarter, the Company accomplished the following:

•                                  Comparable store sales increased 0.7% during the quarter.

•                                  Gross profit as a percentage of net sales improved by 310 basis points versus the prior year period, driven by improved product costs combined with reductions in buying and occupancy costs.

•                                  Selling, general and administrative expenses as a percentage of net sales were up 200 basis points compared to the prior year period due to an increase in variable-based compensation and investments in marketing, eCommerce and Outlet initiatives.

•                                  Inventory remained tightly managed with total quarter-end inventory declining by 3.7%, as compared to the end of last year’s third quarter, while the retail value of in-store inventory per average store increased 2.3%.

•                                  The Company ended the quarter with $23.5 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                                  The Company opened two new Outlet stores, remodeled five existing stores and closed three stores, ending the quarter with 536 stores, including 43 Outlet stores, and 2.8 million selling square feet in operation.

For the nine months ended October 27, 2012, net sales were $674.7 million, as compared to $684.6 million for the nine months ended October 29, 2011.  Comparable store sales decreased 0.8% for the nine months ended October 27, 2012, as compared to a decrease of 2.0% in the prior year period.  Operating loss for the nine months ended October 27, 2012 was $8.3 million, reflecting a significant improvement from the prior year’s operating loss of $24.8 million.  Net loss for the nine months ended October 27, 2012 was $8.4 million, or $0.14 per diluted share.  This compares to the prior year net loss of $28.0 million, or $0.46 per diluted share.

Outlook

The Company is providing the following outlook for the fourth quarter reflecting its expectations for the balance of the quarter.

Comparable store sales for the fourth quarter of fiscal year 2012 are expected to be flat to up slightly versus the year-ago period.

Net sales are also expected to increase versus the prior year in part due to the inclusion of the 53rd week in the fiscal year calendar partially offset by a decrease in store count as the Company expects to have between 516 and 520 stores in operation at the end of the fourth quarter as compared to 532 at the end of the prior year fourth quarter.  As previously disclosed, the Company’s fiscal year is based upon a retail calendar and fiscal year 2012 is a 53-week year with an extra week of sales and expenses occurring late in the fourth quarter.

Gross margin is expected to increase between 450 and 600 basis points from the prior year fourth quarter rate driven by the combination of significant improvements in merchandise margin resulting from improved product costs and lower markdowns and, to a lesser extent, improved leverage of buying and occupancy expenses.

Selling, general, and administrative expenses as a percentage of net sales in the fourth quarter of fiscal year 2012 is expected to be flat to up slightly reflecting increases in variable-based compensation, investments in marketing, eCommerce and Outlet initiatives, and an additional week of expenses due to the 53rd week in fiscal year 2012, partially offset by improved leverage due to increasing sales.

Operating income in the fourth quarter of fiscal year 2012 is projected to be in the range of $2 million to $6 million, which marks a significant improvement from the operating loss of $10.8 million in the year-ago period.

As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010 substantially offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate for GAAP purposes.

The Company anticipates total inventory levels at the end of the fourth quarter of fiscal year 2012 to be up in the low single-digit percentage as compared to last year-end.  The retail value of in-store inventory per average store is expected to be up by a double-digit percentage to support the Company’s early spring floorset.

The Company expects to end the year with no borrowings under its credit facility and no long-term debt.

Capital expenditures are expected to be approximately $6 million for the fourth quarter of fiscal year 2012, as compared to $2.8 million in the prior year fourth quarter.  Depreciation expense for the period is estimated at $9 million.

The Company expects to remodel one existing location and close between 16 and 20 stores, ending the fourth quarter of fiscal year 2012 with between 516 and 520 stores, including 44 Outlet stores.

The Company plans to end fiscal year 2012 having opened 18 new stores, including 17 Outlet stores, remodeled 13 existing stores and closed between 30 and 34 stores, ending the fiscal year with between 516 and 520 stores and approximately 2.7 million selling square feet.

Conference Call Information

A conference call to discuss the third quarter of fiscal year 2012 results is scheduled for Wednesday, November 28, 2012 at 4:30pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 888-481-2844, referencing conference ID number 4145498, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until 11:59pm Eastern Time on December 5, 2012 and can be accessed by dialing 877-870-5176 and entering conference ID number 4145498.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 536 retail stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended October 27, 2012	% of net sales	Three months ended October 29, 2011	% of net sales
Net sales	$219,250	100.0%	$216,708	100.0%

Cost of goods sold, buying and occupancy costs	158,323	72.2%	163,198	75.3%

Gross profit	60,927	27.8%	53,510	24.7%

Selling, general and administrative expenses	64,746	29.5%	59,559	27.5%

Operating loss	(3,819)	(1.7)%	(6,049)	(2.8)%

Interest expense, net of interest income	91	0.1%	122	0.1%

Loss on modification and extinguishment of debt	—	—%	144	0.1%

Loss before income taxes	(3,910)	(1.8)%	(6,315)	(3.0)%

(Benefit) provision for income taxes	(71)	—%	2,656	1.1%

Net loss	$(3,839)	(1.8)%	$(8,971)	(4.1)%

Basic loss per share	$(0.06)		$(0.15)

Diluted loss per share	$(0.06)		$(0.15)

Weighted average shares outstanding:
Basic shares of common stock	61,583		61,134
Diluted shares of common stock	61,583		61,134

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales increase (decrease)	0.7%		(5.2)%
Net sales per average selling square foot (a)	$77		$74
Net sales per average store (b)	$408		$399
Average selling square footage per store (c)	5,291		5,412

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended October 27, 2012	% of net sales	Nine months ended October 29, 2011	% of net sales
Net sales	$674,676	100.0%	$684,619	100.0%

Cost of goods sold, buying and occupancy costs	491,480	72.8%	522,195	76.3%

Gross profit	183,196	27.2%	162,424	23.7%

Selling, general and administrative expenses	191,494	28.4%	187,186	27.3%

Operating loss	(8,298)	(1.2)%	(24,762)	(3.6)%

Interest expense, net of interest income	268	—%	373	0.1%

Loss on modification and extinguishment of debt	—	—%	144	—%

Loss before income taxes	(8,566)	(1.2)%	(25,279)	(3.7)%

(Benefit) provision for income taxes	(186)	—%	2,768	0.4%

Net loss	$(8,380)	(1.2)%	$(28,047)	(4.1)%

Basic loss per share	$(0.14)		$(0.46)

Diluted loss per share	$(0.14)		$(0.46)

Weighted average shares outstanding:
Basic shares of common stock	61,441		60,703
Diluted shares of common stock	61,441		60,703

Selected operating data:
(Dollars in thousands, except square foot data)
Comparable store sales decrease	(0.8)%		(2.0)%
Net sales per average selling square foot (a)	$236		$230
Net sales per average store (b)	$1,263		$1,247
Average selling square footage per store (c)	5,291		5,412

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 27, 2012	January 28, 2012	October 29, 2011
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,500	$50,787	$20,666
Accounts receivable	9,630	7,269	9,804
Income taxes receivable	466	477	470
Inventories, net	116,278	81,328	120,784
Prepaid expenses	20,983	21,057	20,556
Other current assets	1,124	968	1,335
Total current assets	171,981	161,886	173,615

Property and equipment, net	102,939	115,280	124,051
Intangible assets	14,879	14,879	14,879
Deferred income taxes	4,361	4,361	3,716
Other assets	863	950	1,191
Total assets	$295,023	$297,356	$317,452
Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$—	$12,000
Accounts payable	90,143	72,297	77,718
Accrued expenses	49,686	55,146	46,379
Income taxes payable	426	3,064	2,778
Deferred income taxes	4,361	4,361	3,716
Total current liabilities	144,616	134,868	142,591

Deferred rent	50,702	57,127	59,052
Other liabilities	4,898	5,256	4,954
Total liabilities	200,216	197,251	206,597

Total stockholders’ equity	94,807	100,105	110,855
Total liabilities and stockholders’ equity	$295,023	$297,356	$317,452

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Nine months ended October 27, 2012	Nine months ended October 29, 2011

Operating activities
Net loss	$(8,380)	$(28,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,878	29,017
Loss from impairment charges	384	887
Amortization of deferred financing costs	89	148
Write-off of unamortized deferred financing costs	—	144
Share-based compensation expense	2,858	2,865
Changes in operating assets and liabilities:
Accounts receivable	(2,361)	(48)
Income taxes receivable	11	57
Inventories, net	(34,950)	(38,722)
Prepaid expenses	74	151
Accounts payable	17,846	4,107
Accrued expenses	(5,460)	(17,823)
Income taxes payable	(2,638)	2,518
Deferred rent	(6,425)	(7,810)
Other assets and liabilities	(375)	(1,110)
Net cash used in operating activities	(13,449)	(53,666)

Investing activities
Capital expenditures	(13,921)	(9,367)
Net cash used in investing activities	(13,921)	(9,367)

Financing activities
Proceeds from borrowings under revolving credit facility	—	12,000
Repayment of debt	—	(7,500)
Payment of financing costs	—	(393)
Proceeds from exercise of stock options	83	2,200
Net cash provided by financing activities	83	6,307

Net decrease in cash and cash equivalents	(27,287)	(56,726)

Cash and cash equivalents at beginning of period	50,787	77,392
Cash and cash equivalents at end of period	$23,500	$20,666